EXHIBIT 99.7

                                    PROXY

                             CITY HOLDING COMPANY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       SPECIAL MEETING OF SHAREHOLDERS
                               December 9, 1998


      The undersigned shareholder of City Holding Company hereby appoints Harold
L. Toothman and Dan W. Mooney or either of them acting by majority or acting singly in the absence of the other, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Common Stock of City Holding Company which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the Charleston Marriott Town Center, 200 Lee Street East, Charleston, West Virginia 25301, on December 9, 1998, at 2:00 p.m. (local time) or any adjournment(s) thereof. In the absence of instructions from me, my proxies will vote in accordance with the Directors' recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

      YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

                            FOLD AND DETACH HERE.

      Please mark /X/ your votes as indicated in this example.

      The Board of Directors recommends a vote FOR Items 1 and 2.

      1. Approval of the Agreement and Plan of Reorganization, dated as of August 7, 1998, between City Holding Company and Horizon Bancorp, Inc. and the related Plan of Merger and the transactions contemplated by those documents.

         /    /   FOR         /    /   AGAINST        /    /   ABSTAIN

      2. Approval of the proposal to increase the number of authorized shares of common stock of City Holding to fifty million (50,000,000) shares.

         /    /   FOR         /    /   AGAINST        /    /   ABSTAIN

         I PLAN TO ATTEND THE SPECIAL MEETING:        /  /  YES     /  /  NO

         The undersigned hereby authorizes the proxies to vote in their discretion on any other business which may properly be brought before the meeting or any adjournment thereof.

         Your vote is important to us. Whether or not you expect to attend the Special Meeting, please complete, sign and return the attached proxy card promptly in the accompanying envelope. The envelope requires no postage if mailed in the United States.

Signature_______________________Signature_______________________Date____________

NOTE: Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.

                             FOLD AND DETACH HERE